Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Partners of Penn Virginia Resource Partners, L. P.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-74212) and on Form S-3 (File Nos. 333-106195 and 333-106239) of Penn Virginia Resource Partners L. P. of our reports dated February 18, 2005, with respect to (i) balance sheets of Cantera Natural Gas LLC – Mid Continent Division (Cantera) (a division of Cantera Natural Gas, LLC) as of December 31, 2004 and 2003, and the related statements of operations, divisional equity, and cash flows for the year ended December 31, 2004 and for the period from June 25, 2003 (inception) through December 31, 2003 and (ii) the statements of operating loss for certain natural gas gathering and processing assets acquired by Cantera on July 2, 2003 (the Acquired Assets) for the period from January 1, 2003 through July 2, 2003 (disposition) and for the year ended December 31, 2002, which reports appears in the Form 8-K of Penn Virginia Resource Partners L. P. dated March 3, 2005.

/s/ KPMG LLP

Denver, Colorado

March 7, 2005